Exhibit (a)(1)

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “HL SCOPE RIC LLC”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JANUARY, A.D. 2024, AT 3:08 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
2971649 8100	Authentication: 202663414
SR# 20240193642	Date: 01-25-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:08 PM 01/22/2024 FILED 03:08 PM 01/22/2024 SR 20240193642 - File Number 2971649

CERTIFICATE OF FORMATION

OF

HL SCOPE RIC LLC

This Certificate of Formation of HL SCOPE RIC LLC dated as of January 22, 2024 is being duly executed and filed by the undersigned, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is HL SCOPE RIC LLC (the “Company”).

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ Adam Shane
Adam Shane
Assistant Secretary